Exhibit 10.4

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS

FORM OF

THROUGHPUT AGREEMENT

This Throughput Agreement (the “Agreement”) is entered into this      day of                      , 2007 (the “Effective Date”) and is made by and among SemGroup Energy Partners, L.P., and one of its wholly-owned Affiliates, SemGroup Energy Partners, L.L.C. (collectively “Owner”), and SemCrude, L.P., Eaglwing, L.P. and SemGroup, L.P. (collectively “Customer”), sometimes referred to individually as “Party” and collectively as “Parties”. In consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions.

Section 1. Definitions. In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

“Affiliate” means, in relation to a Party, any Person that (i) directly or indirectly controls such Party; (ii) is directly or indirectly controlled by such Party; or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party. For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of equity interests or voting power or control in fact of the entity or Person or otherwise. For purposes of this Agreement, Owner and its subsidiaries shall not be deemed to be Affiliates of Customer and its other subsidiaries.

“Applicable Law” means, with respect to any Governmental Authority, (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any other Governmental Authority and (iii) any license, permit or compliance requirement, in each case applicable to either Party and as amended or modified from time to time.

“Barrel” means 42 U.S. Gallons.

“Business Day” means each calendar day, excluding Saturdays, Sundays, or other holidays observed by Owner.

“Contract Year” means a period of 365 consecutive days commencing on January 1, 2008 and each successive period of 365 consecutive days during the Term of this Agreement with the exception of (i) any Contract Year in which February has 29 days when the period will be 366 consecutive days, and (ii) the initial Contract Year which shall begin on the Effective Date, and end December 31, 2007.

“Cushing Interchange” means the major pipeline, terminal and storage interchange and facilities located at Cushing, Oklahoma.

“Cushing Interchange Terminal” means the Terminal located at the Cushing Interchange.

“Force Majeure” means (i) strikes, lockouts or other industrial disputes or disturbances, (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage, (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of pipelines, trucks, docks, loading and unloading facilities or the Terminal or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water, (iv) arrests and restraints of, or other interference or restrictions imposed by, governments (either federal, state, civil or military and whether legal or de facto or purporting to act under some constitutions, decree, law or otherwise), necessity for compliance with any court order, or any law, statue, ordinance, regulation, or order promulgated by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization or (v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, electric power shortages, breakdown or injury of trucks or vessels or any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 10 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome. Such term will likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies. If Owner is claiming a suspension of its obligations under this Agreement pursuant to Section 10, any of the above listed events or circumstances will constitute a Force Majeure upon the first occurrence of the event or circumstance. If Customer is claiming a suspension of its obligations under this Agreement, an event or circumstance will not constitute a Force Majeure unless and until it has occurred and continues for thirty (30) consecutive days.

“Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

“Governmental Authority” means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

“Indemnified Party” has the meaning assigned to such term in Section 18.1.

“Indemnifying Party” has the meaning assigned to such term in Section 18.1.

“Independent Inspector” means a licensed Person who performs sampling, quality analysis and quantity determination of the Product received or delivered.

“Interest Rate” means the one-month London Interbank Offered Rate (“LIBOR”).

“Liability” means any obligation, liability, charge, deficiency, assessment, interest, penalty, judgment, award, cost or expense of any kind (including reasonable attorneys’ fees, other fees, court costs and other disbursements). The term also includes any liability that directly or indirectly arises out of or is related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any third party or Governmental Authority.

“Longview Terminal” means the Terminal located at Longview, Texas.

“Minimum Use Commitment” means the commitment by Customer to use and pay for various levels of services to be provided by Owner as set forth in Attachment “A”.

“Month” means a calendar month.

“Product” means each of the products described in Attachment “B” which are owned by or for the account of the Customer.

“Product Loss” means any loss of Product occurring as a result of any contamination, adulteration, mislabeling, misidentification or other loss of or damage to Product caused by the failure of the Owner to use reasonable industry procedures in the handling, testing or storage of Product. Product Loss shall not include the result of loss of or damage to Product (i) associated with Product flushing to eliminate residual particles or other contaminants from pipelines, tanks, trucks, vessels, valves or pumps, (ii) associated with circumstances involving Force Majeure, (iii) caused by the act or omission of Customer, (iv) due to normal Product evaporation, shrinkage, line loss, clingage, or Product measurement inaccuracies within tolerance acceptable under current industry practices or (v) associated with any regrading of Product resulting from commingling of Product in the System.

“Scheduling Notice” has the meaning assigned to such term in Section 4.2.

“System” has the meaning indicated in Attachment “A”.

“Term” has the meaning indicated in Attachment “A”.

“Terminal” means terminals described in Attachment “A”.

“Third Party” means any entity other than Owner, Customer or their Affiliates.

“Third Party Claim” has the meaning assigned to such term in Section 18.3.

Section 2. Services, Statements, Invoices, Documents and Records.

2.1 Owner will provide to or for Customer on or by means of the System (i) pipeline gathering and transportation services for Product for delivery to refiners, to other pipelines or to storage facilities operated by Owner or by Third Parties; (ii) truck gathering and transportation services for Product at wellhead locations within Owner’s current operational areas and at any other location to which the Parties mutually agree for delivery to Owner’s pipeline gathering system, to Third Party pipelines or to Owner’s Cushing Terminal; (iii)

terminalling and storage services related to the receipt, storage and delivery of Product into and out of storage tanks at Owner’s Cushing Interchange Terminal, Owner’s Longview Terminal or at other storage facilities on the System; and (iv) such additional services as may be provided under this Agreement and Attachment “A”. For the services set forth above, Customer shall pay Owner the fees, rates and charges contained in Attachment “A” to this Agreement. The foregoing services will be performed in a manner consistent with Owner’s current practices on the System and in compliance with Applicable Law. Owner may adapt its performance of services pursuant to this Agreement in order to be consistent with industry practices, in order to meet the requirements of health and safety laws, rules and regulations and in order to achieve the efficient utilization of the System.

2.2 In accordance with Owner’s current practices, Owner will transmit to Customer a statement of receipts, deliveries and ending inventory, copies of individual tank gauging documents, pipeline meter tickets, tank truck unloading and other gauging documents, if any are applicable.

2.3 Within 25 days following the end of each Month during the Term of this Agreement, Owner will submit to Customer statements recording the volume of Customer’s Product received into and delivered from the System during the Month, together with an invoice for amounts due under this Agreement for services provided during the Month.

2.4 Except as provided below in this paragraph, each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for a period of not less than two years following termination or cancellation of this Agreement. Upon reasonable prior notice, a Party or its authorized representative may at its sole cost, during the Term of this Agreement and thereafter during the aforesaid two year period, inspect such records of the other Party during normal business hours at the other Party’s place of business. Unless a Party has taken written exception to a statement or invoice within two years following the end of the year in which the statement or invoice is delivered, the statement or invoice shall be conclusively presumed to be true and correct. No Party shall be required to retain an invoice or statement that has become indisputable pursuant to the aforesaid conclusive presumption.

Section 3. Fees, Charges and Taxes.

3.1 Customer will pay Owner the fees, rates and charges set forth in Attachment “A” with respect to the services provided under this Agreement. All such payments, as well as any taxes and other amounts to which Owner is entitled under this Agreement, shall be paid in accordance with the terms and conditions set forth in this Agreement.

3.2 All fees and charges reflected in Owner’s invoices are due and payable within fifteen (15) Business Days of the receipt of Owner’s invoice. Payment must be made by electronic wire transfer of same day available federal funds to Owner’s account and bank, both as indicated on Owner’s invoice. Invoices may be sent by electronic mail and telephone facsimile. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice. Overdue amounts or disputed amounts that are resolved in favor of the Owner will accrue interest at the Interest Rate from the date that payment is due until paid in full. Customer will pay all of Owner’s costs (including reasonable attorney’s fees and court costs) of collecting past due payments and late payment charges, whether or not suit is brought.

3.3 Customer will pay any and all taxes, fees or other charges and assessments imposed on the services provided under this Agreement, including sales or other excise taxes on transportation, gathering, storage and terminal services. Customer will also pay any ad valorem or property ownership taxes, if any, on Customer’s Product in the System and Customer’s other property, if any, at the facilities on the System. Owner shall be responsible for and pay all other applicable taxes levied upon Owner, including its own income and franchise taxes and any ad valorem taxes levied on the System.

3.4 If Customer is unable for a period of time to deliver to Owner the volumes of Product required to meet the Minimum Use Commitment set out in Attachment “A” as a result of Owner’s operational difficulties, closing of any System asset as provided in Section 4.1, prorationing or difficulties with pipeline connections that Customer is otherwise ready, willing and able to deliver (a “Reduced Minimum Use Commitment Period”), then upon written notice by Customer to Owner, the Minimum Use Commitment will be reduced proportionately during the Reduced Minimum Use Commitment Period, and Customer shall be entitled to receive a credit or refund to the extent the payments made by Customer in respect of the Reduced Minimum Use Commitment Period exceed the reduced Minimum Use Commitment.

3.5 Customer agrees not to challenge, protest or file a complaint, or cause, encourage or recommend to any Affiliate or any other person that it challenge, protest or file a complaint with respect to any rates, tariffs, rules or regulations in effect during the Term of the Agreement, as the same may be amended from time to time, provided that such tariffs, regulatory filings or rates do not conflict with the terms of the Agreement.

Section 4. Operations, Receipts and Deliveries.

4.1 Customer’s Product will be gathered, transported, terminalled and stored using the modes of transportation and storage facilities, and Customer will pay for such services based on the charges, including the Minimum Use Commitment charges, specified in Attachment “A” . Receipts and deliveries of Product will be handled within the normal business hours of the

System as set forth on Attachment “A”. Owner may, without Customer’s approval, make temporary changes in business hours or temporarily close any System asset because of an extraordinary event. Owner will notify Customer of such temporary changes or closure in advance, or as soon after implementation as is practicable. Owner will not be responsible for the payment of any costs incurred by Customer or its transportation carrier for any delay in receiving or delivering Product or any other costs or fees.

4.2 Customer must arrange for and pay all Third Party costs related to the receipt or delivery of Customer’s Product to and from the System. Owner is not responsible for such Third Party costs. Unless otherwise provided by Owner in writing, Customer must provide notice reasonably acceptable to Owner (in accordance with Section 13) containing all necessary shipping instructions, including without limitation, the identity and quantity and any other specifications of the Product and the tentative date of delivery to the System (the “Scheduling Notice”). Notwithstanding Section 13, such communication may be effected, with Owner’s consent, by telephone or facsimile.

4.3 Subject to the restrictions of Attachment “A”, Owner will deliver to Customer, or to such Third Parties as Customer may direct, the Product held by Owner on the System for the account of Customer. Customer is responsible for providing to Owner documentation required to authorize deliveries for or on its behalf from the System.

4.4 Owner will provide System gathering, transportation, storage and terminalling services to Customer only with respect to Product. Customer will have access to the System for other products only with prior written notice to and consent by Owner. Any other product approved by Owner will then become part of “Product” as defined in this Agreement. If a special method of providing terminal, storage, gathering, or transportation services is required for Product, then Customer must notify Owner in sufficient time to enable Owner to consider whether, in Owner’s sole discretion, it will accept the proposed changes in the method of delivering the services and to take the necessary preparatory measures if it agrees with such changes. Absent such notice and absent Owner’s written approval with respect to changes in the Product or the method of delivering the services, Owner will not be liable for losses or damage incurred during the gathering, transportation, storage and terminalling of Product, nor will Owner be obligated to provide such special terminal, storage, transportation or gathering service. It is understood that the cost of any additional or special equipment required by Customer or of alterations made necessary by the nature of Product, will be for the account of Customer, and Customer will be responsible for the expense of any necessary cleaning and restoration to their previous condition of the Terminal or storage, transportation, and gathering equipment, including, without limitation, tanks, pipelines, trucks, pumps, hoses, meters, and loading facilities, unless otherwise explicitly stated in this Agreement. All fixtures, equipment and appurtenances attached to the tanks, pipelines, trucks and other facilities of the System will be installed by the Owner and will remain the property of Owner.

4.5 Within 10 days following termination of this Agreement (subject to any lien that Owner may have on Product), all Product, residue, scale, and any other accumulation will be removed from Owner’s tanks, pipelines and trucks and other System assets. Tank, truck and pipeline interiors then in use will be cleaned to a condition suitable for the storage of similar Product. Customer shall reimburse Owner for all costs and expenses reasonably incurred by Owner for such removal and cleaning plus a 15% handling fee, as well as the cost of storage and handling of the Product removed, if any, at a rate of $0.01 per Barrel per day in addition to any other fees due hereunder, which fees and rates will continue to be charged if Customer shall not have removed the Product from the tanks within 10 days from the date of termination hereof.

4.6 If any Governmental Authority requires installation of any improvement, alteration or addition to any Terminal, tank, truck, pipeline or other equipment on the System for purposes of compliance with Applicable Law, and if the installation would require Owner to make substantial and unanticipated capital expenditures, other than continued maintenance and capital expenditures not affected by such requirement, Owner will be entitled to impose a reasonable service surcharge in addition to the fees set out in Attachment “A”. Owner will notify Customer of (i) the cost of making any such improvement, alteration or addition, after Owner’s efforts to mitigate such costs, (ii) when such improvement, alteration or addition must be completed, and (iii) the Owner’s reasonable estimate of the service surcharge related to the capital expenditure to be paid by Customer over the remaining Term. Owner will not be required to make any improvements, alterations or additions to the System in such circumstance, unless Customer agrees to pay the surcharge. If Customer elects, after negotiation with Owner in good faith, not to pay the surcharge and the Owner chooses not to pay for such improvement, alteration or addition, Owner may direct the affected Product to a mutually acceptable Terminal or storage, gathering or transportation facilities owned by Owner or its Affiliates. If Customer elects not to pay the surcharge, and if Owner does not direct the Product to mutually acceptable alternate facilities, either Party may terminate or release the affected System facilities from this Agreement, with an equivalent reduction of the fees set out on Attachment “A”, including the Minimum Use Commitment, by giving the other Party notice of its intention no later than thirty (30) days after Owner’s receipt of notice of Customer’s election not to pay the service surcharge. If Customer elects to pay the service surcharge, Owner shall proceed with the installation of the required improvement, alteration or addition. Owner will calculate the surcharge required to recover the portion of Owner’s costs for the improvement, alteration or addition attributable to Customer’s use of the impacted segment of the System. The portion of Owner’s costs to be recovered through the surcharge shall equal the percentage of total revenues from the impacted segment of the System attributable to Customer’s use of such System segment for the six (6) full Months preceding the date of Owner’s notice to Customer of the cost of the improvement, alteration or addition. Customer may pay the surcharge in equal monthly installments over the remaining Term. Within thirty (30) days after completion of the required improvement, addition or alteration, Customer may elect to pay the surcharge for the remaining Term in one lump sum. Owner shall calculate the cost of the improvement, alteration or addition and the surcharge using reasonable assumptions and estimates. In addition to actual capital and installation costs, the costs to be recovered through the surcharge will include engineering and interest expense (at a rate of 1% over the prime lending rate as reported in the Wall Street Journal on the date of completion of such installation) and subsequent reasonable expenses, if any, of operating or maintaining such installation as reasonably determined by Owner.

4.7 When the Product is specifically identified and kept separate from the product of other customers (“Segregated Service”), Customer will be responsible for providing all tank bottoms and line fill, and in all other cases, Customer will be responsible for providing its proportional share of tank bottoms and line fill. Customer will retain ownership of any portion or all of the tank bottoms and line fill it provides.

Section 5. Product Quality Standards and Requirements.

5.1 Customer warrants to Owner that all Product tendered by or for the account of Customer for receipt on the System will conform to the specifications for such Product set forth in Attachment “B”, attached to this Agreement and included in it for all purposes by this reference, and will comply with industry standards and all Applicable Law. Owner may rely upon the specifications and representations of Customer, if any, set forth in the Scheduling Notice described in Section 4.2 as to Product quality. Owner will not be obligated to receive Product into the System that is contaminated or that otherwise fails to meet those specifications, nor will Owner be obligated to accept Product that fails to meet Product grade, if any, set forth in the Scheduling Notice. Should Owner remove or dispose of or otherwise treat the Product for any water or other material or contaminants in or associated with the Product at any time, Customer shall pay or reimburse all costs and expense associated with such removal, disposal or treatment.

5.2 The quality of Product tendered into the System for Customer’s account may be verified either by Customer’s laboratory analysis, or by an Independent Inspector’s analysis indicating that the Product so tendered meets minimum Product specifications, if any, set forth in the Scheduling Notice. Such analysis may be conducted on a periodic basis in accordance with a quality compliance program implemented by Customer, which program shall be subject to the approval of Owner, which approval shall not be unreasonably withheld. All costs associated with such compliance program shall be borne by Customer. Upon reasonable notice to Customer, Owner, at its expense, may sample any Product tendered to Owner for Customer’s account for the purpose of confirming the accuracy of the analysis.

5.3 Unless Owner has provided Segregated Service for the Product, Owner may commingle fungible Products received from or on behalf of Customer with those fungible products of other Third Parties using the System. Each Party may at all reasonable times conduct appropriate tests to determine whether Product meets the specifications set forth in the

Scheduling Notice. Owner will be liable to Customer by reason of contamination of Product occurring in the System that causes the Product to fail to meet specifications, but only to the extent such contamination involves a Product Loss. In all other cases, Customer shall indemnify Owner for any Liability incurred by Owner to Parties who purchase Product from Customer.

Section 6. Title and Custody of Product.

6.1 Title to the Product will remain with Customer at all times subject to any lien in favor of Owner created pursuant to the terms of this Agreement or under Applicable Law. Owner will assume custody of the Product at the time such Product passes into the System at the truck, the gathering line meter, the pipeline meter or the flange connection between a Third Party gathering or transportation carrier and that of Owner’s receiving facilities. If Product is delivered to Customer by pipeline, custody of the Product shall pass to Customer when the Product passes the flange connection between Owner’s delivery facilities and that of the connecting pipeline. If Product is delivered to Customer by truck rack, custody of the Product shall pass to Customer when the Product passes the last permanent flange connection between the truck of Customer’s transportation carrier and Owner’s loading assembly.

6.2 Owner shall indemnify Customer for damages, losses, or injury caused by Owner’s gross negligence or intentional misconduct. Owner shall otherwise have no responsibility for any loss, damage or injury to persons or property (including the Product) arising out of possession or use of the Product, except to the extent that such loss, damage or injury involves a Product Loss. Customer shall indemnify Owner for any Liability incurred by Owner to Third Parties arising out of Owner’s possession or use of the Product for which Owner is not liable under this paragraph and for any Liability to Third Parties arising out of or pertaining to the Product before its delivery by Customer into the System and after its receipt by Customer from the System.

Section 7. Limitation of Liability and Damages.

7.1 The maximum Liability of Owner for Product Loss will not exceed, and is strictly limited to, the market value of the Product at the time of the Product Loss or immediately prior to its contamination, plus the costs and expenses actually, reasonably and necessarily incurred by Customer or Customer’s immediate purchaser in damage to equipment into which such Product was delivered from the System, plus any fines and penalties actually levied or imposed by anyone including federal, state or local governments against Customer or Customer’s immediate purchaser by reason of such fault on Owner’s part. Owner may, in lieu of payment for Product, replace such Product with Product of like grade and quality.

7.2 EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, AND EXCEPT FOR CUSTOMER’S MINIMUM USE COMMITMENTS, THE PARTIES’ LIABILITY FOR DAMAGES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT. Each Party acknowledges its duty to mitigate damages hereunder.

Section 8. Product Measurement.

8.1 Quantities of Product received into and delivered from the System shall be determined as follows: (i) for pipeline deliveries and receipts, volumes shall be determined by pipeline meters, where applicable, and (ii) for deliveries and receipts by truck, volumes shall be measured by the following methods in order of priority: (x) proven API-approved meters and (y) static terminal tank gauges. Absent fraud or manifest error, the quantities of Product in the System at any time will be determined from System inventory records of receipts and deliveries. Unless indicated otherwise, quantity determinations will be based on a Barrel of Product and shall be determined in accordance with the latest established API/ASTM standards for the method of delivery. All volumes shall be temperature corrected to 60°F in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (ASTM designated D#1250. table 6(b)). Gauging of Product received, delivered and in storage will be taken jointly by representatives of the Parties; provided, that if Customer does not have representatives present for gauging, Owner’s gauging will be conclusive, absent fraud or manifest error. Customer may use an Independent Inspector at its own expense.

8.2 System meters and gauges will be calibrated periodically and after each completion of repair or replacement of a meter at Owner’s expense. Such calibration shall be in accordance with the latest applicable API/ASTM standards. If a meter or gauge is determined by either Party to be defective or inoperative, such Party shall immediately notify the other Party, and it will be the responsibility of the Owner to promptly make repairs or replacements. In the event that Product was received into a System facility having a faulty meter or gauge, the Parties will determine the correct volume of Product received. If the Parties are unable to determine and agree on the correct volume of Product received, they will appoint a mutually acceptable

Independent Inspector to determine the correct quantity, and the findings of the Independent Inspector shall be final and binding on the Parties except for fraud or manifest error. The Parties shall share equally the cost of the Independent Inspector under this Section 8.2.

Section 9. Product Loss and Product Gain.

9.1 During such time as Owner has custody of the Product pursuant to Section 6, Owner will indemnify Customer against, and is responsible for, any Product Loss that occurs while the Product remains in the System. In the event of the foregoing Product Losses, the total Barrels of net Product lost each month will be determined and will be replaced by Owner, or Owner will reimburse Customer the cost of such Product.

9.2 Each Month, Owner will use the measurement procedures set out in Section 8 to determine the net gain or loss of Product on the System, excluding any loss resulting in Product Loss. Owner shall not be liable for any net loss and may retain any net gain during the Term of this Agreement.

Section 10. Force Majeure.

10.1 If either Party is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure, that Party may be excused from such performance by giving the other Party prompt written notice of any event that is or could become an event of Force Majeure with reasonably full particulars thereof. The obligations of the Party giving notice, so far as such obligations are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure beginning with the time that the event first occurs. The affected Party must act with commercially reasonable diligence to overcome or remedy the event of Force Majeure and resume performance as quickly as possible.

Once the event of Force Majeure is remedied, the affected Party shall notify the other Party that the event of Force Majeure no longer affects such obligations. If Owner is excused from providing service pursuant to this Agreement due to an event of Force Majeure, the fees hereunder, not already due and payable, and the Minimum Use Commitment, if any, that are directly affected by such Force Majeure event will be excused or proportionately reduced, on a daily basis, for so long as the Owner’s performance is excused due to the event of Force Majeure.

10.2 The requirement that any Force Majeure event be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.

10.3 If either Party is rendered unable to perform by reason of an event of Force Majeure for a period in excess of one year, then either Party may terminate this Agreement with respect to the portion of the System affected by such Force Majeure event upon written notice to the other Party.

Section 11. Inspection of and Access to System.

11.1 Customer shall have the right during Owner’s normal business hours and after reasonable notice to Owner so as not to disrupt the System’s or Owner’s operations (i) to make periodic operational inspections of the System, (ii) to conduct audits of any pertinent books and records, including those related to receipts, deliveries and inventories of Product, and (iii) to conduct physical verifications of the amount of Product stored in the System. Customer’s right and that of its authorized representatives to inspect the System will be exercised by Customer in a way that will not interfere with or diminish Owner’s control over or its operation of the System and will be subject to reasonable rules and regulations promulgated by Owner.

11.2 Customer acknowledges that any grant of the right of access to the System under this Agreement or under any document related to this Agreement is a grant of a license only and shall convey no interest in or to the System or any part of it, and may be withdrawn by Owner at its discretion at any time.

Section 12. Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Owner. Customer covenants that it will not by operation of law or otherwise assign, hypothecate, pledge, encumber or mortgage this Agreement, or any part of or right or obligation under it, without the prior written consent of Owner in each instance; provided, however, the Owner recognizes that the Customer intends to contract with Third Parties to provide services related to the storage, terminalling, gathering, and transportation of the Product which will require the use of the Owner’s services, and the foregoing limitation shall not prevent such activities, but in no event shall such activities give any Third Party any rights against Owner, and the Third Parties shall look solely to Customer for performance. For purposes of this Section, “assign” will be considered to include any change in the majority ownership or control of Customer. The foregoing limitation on the right to assign is intended to be not only a covenant but a full and absolute withholding of the power and authority to assign, transfer, hypothecate, encumber or mortgage this Agreement, and any attempt by Customer to assign, transfer, hypothecate, encumber or mortgage this Agreement will be null and void and need not be recognized by Owner for any purpose. Owner may, however, ignore any such attempt to assign, transfer, hypothecate, encumber or mortgage this Agreement and may continue to deal with Customer as if such attempt had never been made and continue to look to and demand of Customer full performance of all terms, conditions and provisions of this Agreement, including the Minimum Use Commitment. The consent by Owner to any assignment, hypothecation, pledge, encumbrance, mortgage or use of this Agreement will not constitute a waiver of Owner’s right to withhold its consent to any other or further assignment, hypothecation, pledge, encumbrance, mortgage or use of the Agreement. The absolute and unconditional prohibitions contained in this Section and Customer’s agreement to them are material inducements to Owner to enter into this Agreement, and any breach of them will constitute a material default under this Agreement permitting Owner to exercise all remedies provided for in this Agreement or by law.

Notwithstanding anything hereinabove to the contrary, Owner shall be permitted to sell or otherwise transfer all or part of its Terminals, tanks, pipelines, trucks or other System assets to an Affiliate, whether by sale or by operation of law. Owner shall likewise be permitted to sell or otherwise transfer all or part of the Terminals, tanks, pipelines, trucks and related assets, to a non-Affiliate unless (i) such sale or transfer would have a material adverse effect on the transactions contemplated under this Agreement, or (ii) such sale or transfer is made to a Third Party that Customer reasonably deems to be unacceptable based upon a review of such Third Party’s creditworthiness, financial capabilities, and ability to operate the System. Owner shall give Customer written notice of any proposed sale or other transfer at least thirty (30) days prior to the sale or other transfer and, in the case of a transfer to a Third Party, shall set out the name and sufficient background information about the proposed transferee to allow the Customer to reasonably determine whether the transfer would have a material adverse effect on the transactions under the Agreement. Customer will, before the end of the thirty (30) days, deliver its written consent to the transfer to Owner, not to be unreasonably withheld, or else give notice of its objection to the transfer and the reason or reasons for its objection.

Section 13. Notice.

Any notice required under this Agreement must be in writing and will be deemed received when actually received and delivered by (i) United States mail, certified or registered, return receipt requested, (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated in Attachment “A” or to such other address or facsimile number as one Party shall provide to the other Party in accordance with this provision. Unless provided otherwise herein, all statements, payments and other documents to be delivered pursuant to this Agreement shall also be delivered to the address of the Party indicated in Attachment “A”.

Section 14. Compliance with Law and Safety.

14.1. Customer warrants that the Product tendered by it has been produced, transported, and handled in full compliance with all Applicable Law. Owner warrants that the services provided by it under this Agreement are in full compliance with all Applicable Law. Each Party also warrants that it may lawfully receive and handle the Product, and it will furnish to the other Party any evidence required to provide compliance with Applicable Law and to file with applicable Governmental Authorities reports evidencing such compliance with Applicable Law.

14.2. Customer will furnish Owner with information (including material safety data sheets) concerning the safety and health aspects of the Product gathered, transported, terminalled or stored under this Agreement. Owner will communicate such information to all persons who may be exposed to or may handle such Product, including without limitation, Owner’s agents and contractors.

Section 15. Default, Waiver and Remedies.

15.1 The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a) either Party fails to pay any sum owed by it to the other Party under this Agreement within fifteen (15) Business Days of the delivery to the defaulting Party of a notice of default;

(b) either Party fails to satisfy any obligation or render any performance to the other Party or breaches any covenant made to the Party under this Agreement, which breach of obligation, performance or covenant, if capable of being cured, is not cured to the reasonable satisfaction of the other Party within fifteen (15) Business Days from the date that such Party receives notice that corrective action is needed;

(c) either Party files a petition in bankruptcy or otherwise becomes subject to the jurisdiction of a bankruptcy court;

(d) either Party to this Agreement shall repudiate, deny or disaffirm its obligations under this Agreement;

(e) this Agreement is cancelled, terminated, revoked or rescinded without the express prior consent of the other Party (except for a termination under Section 10.3 hereof), or any proceeding shall have been commenced by any person (other than either Party) seeking to cancel, revoke, rescind or disaffirm the obligations of any Party to this Agreement (unless such Party is contesting the proceeding in good faith and such proceeding is withdrawn or dismissed with prejudice within 15 days); or

(f) the failure to provide an assurance of future performance under Section 17.2.

15.2 The waiver by the non-defaulting Party of any right under this Agreement will not operate to waive any other such right nor operate as waiver of that right at any future date upon another default by either Party under this Agreement, and a single or partial exercise of any right, power or privilege by one Party in the event of the other Party’s default will not preclude any subsequent or further exercise of that right, power, or privilege or the exercise of any other right, power, or privilege. Nothing in this Section 15.2 is intended in any way to limit or prejudice any other rights or remedies the non-defaulting Party may have under this Agreement, under Applicable Law or in equity. The remedies provided in this Agreement are not exclusive and, except as otherwise expressly limited by this Agreement, are in addition to all other remedies of the non-defaulting Party at law or in equity. Acceptance by Owner of any payment from Customer for any charge or service after termination of this Agreement shall not be deemed a renewal of this Agreement under any circumstances. Notwithstanding any provision in this Agreement to the contrary, if Customer is not then in default, Customer shall be entitled to remove its Product from the truck, pipeline, tank or Terminal or other System facilities at any time if Owner is in default under this Agreement.

15.3 Upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, the non-defaulting Party may, by delivery of written notice to the defaulting Party, take any or all of the following actions, without prejudice to the rights of the non-defaulting Party to enforce its claims against the defaulting Party and to enforce any other remedies provided by law: (a) withhold or suspend its performance under this Agreement without prior notice; (b) immediately terminate this Agreement in whole or in part; and (c) enforce any and all rights and interests created and existing under this Agreement or arising under Applicable Law, including, without limitation, all rights and remedies existing under any security documents and all rights of setoff. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

Section 16. Insurance.

16.1 Workers’ Compensation Insurance. At all times during the term of this Agreement, each Party shall carry and maintain in force, workers’ compensation insurance, with policy limits equal to or greater than the statutory requirements of the states in which the System facilities are located and employers’ liability insurance with policy limits equal to or greater than $3,000,000 for each accident, $3,000,000 for each employee and $3,000,000 as to each disease. In the event either Party leases employees, then lessee Party shall cause lessor Party to carry workers’ compensation and/or employer’s liability insurance at the levels set forth above.

16.2 General Liability Insurance. At all times during the term of this Agreement, each Party shall carry and maintain in force, comprehensive general liability insurance, with a minimum $3,000,000 combined single limit. The Owner’s commercial general liability insurance shall include coverage for Product Loss for Product in the care, custody and control of Owner and shall cover “sudden and accidental pollution” events.

16.3 Automobile and Truck Insurance. At all times during the term of this agreement, each Party shall carry and maintain in force, commercial automobile liability insurance with a minimum $3,000,000 combined single limit per occurrence for owned, hired and non-owned automotive equipment. If work is to be performed by either Party involving hauling Product subject to section 29 and 30 of the Motor Carrier Act of 1980, then coverage shall include broadened pollution coverage using ISO endorsement CA-99-48 Broadened Pollution Coverage – Truckers, or an endorsement that offers similar or greater coverage.

16.4 Customer’s Product Insurance. Insurance on Customer’s Product, if any, that may be desired by Customer, shall be carried by Customer at Customer’s expense. Should Customer elect to carry Product insurance, then each policy of insurance shall be endorsed to provide a waiver of subrogation rights in favor of Owner and its affiliates.

16.5 Miscellaneous Insurance Provisions.

(a) The above stipulated levels of insurance coverage may be satisfied through primary insurance or a combination of primary and excess or umbrella liability insurance.

(b) Either Party may elect to self-insure for the coverages required by this Section 16 upon written approval by other Party.

(c) Either Party may elect deductibles to the coverages required by this Section 16 upon the written approval by other Party.

(d) The mere purchase and existence of insurance coverage shall not reduce or release either Party from any liabilities incurred or assumed under this Agreement.

Section 17. Security and Credit.

17.1 If Customer fails to pay the sums owed by it to Owner pursuant to this Agreement when due, Owner shall provide Customer with notice of default as provided in this Agreement and an opportunity to cure such default within a period of fifteen (15) days from delivery of such notice. If Customer has not cured such default within such fifteen (15) day cure period, Owner may exercise any of the remedies provided in Section 15.3 or proceed in accordance with Applicable Law to recover its damages, including, without limitation, all costs, reasonable attorney fees, and expenses incurred by Owner in the recovery of fees owed to Owner by Customer.

17.2 If at any time Owner believes in good faith that the ability of the Customer to perform under this Agreement has been impaired or is unsatisfactory, advance cash payment or other assurance of future performance acceptable to Owner, including letters of credit, will be given by Customer upon demand by Owner to cover fees that are reasonably anticipated to become due under this Agreement over the remaining Term. Failure to provide an assurance of future performance pursuant to this paragraph shall be deemed an Event of Default under Section 15.1.

17.3 If any insolvency, bankruptcy, receivership, or similar proceedings are initiated by or against Customer, on the day immediately before such event, any fees for services rendered or to be rendered under this Agreement and any fees required to be paid for the remaining Term of this Agreement, will become immediately due and payable, and this Agreement will terminate, without prejudice to any other rights or remedies it may have under this Agreement or the law.

Section 18. Indemnity.

18.1 Indemnity. Subject to Section 7, each Party (the “Indemnifying Party”) shall indemnify and hold the other Party, its Affiliates, and their employees, directors, officers, representatives, agents and contractors (collectively, the “Indemnified Party”) harmless from and against any and all Liabilities arising from the Indemnifying Party’s (i) breach of this Agreement, (ii) gross negligence or willful misconduct of it, its Affiliates and their employees, directors, officers, representatives, agents or contractors in connection with the performance of such Party’s obligations under this Agreement, or (iii) failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of the Product, unless and to such extent that such Liability results from the Indemnified Party’s breach of this Agreement, gross negligence or willful misconduct, or failure to comply with Applicable Law.

18.2 No Third Party Rights. The Parties’ obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in or enforceable by any Third Party, whether a Governmental Authority or private entity, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement. The terms of this Agreement are enforceable only by the Parties, and no Third Party, including a limited partner of Owner, shall have a separate right to enforce any provision of this Agreement, or to compel any Party to comply with the terms of this Agreement.

18.3 Notice. The Indemnified Party shall notify the Indemnifying Party as soon as practicable after receiving notice of any claim or proceeding brought against it that might give rise to an indemnity claim under this Agreement (a “Third Party Claim”) and shall furnish to the Indemnifying Party the complete details within its knowledge. Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

18.4 Claims. The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party’s appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if in the Indemnified Party’s reasonable judgment (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or defenses are available to the Indemnified Party that are not available to the Indemnifying Party (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim or proceeding that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint. All reasonably incurred costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.

18.5 Settlement. No Third Party Claim may be settled or compromised by (i) the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any proceeding if such proceeding involves an Event of Default by the Indemnifying Party under this Agreement which shall have occurred and be continuing.

Section 19. Construction of Agreement.

19.1 Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

19.2 Amendment or Waiver. This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties.

19.3 Severability. Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

19.4 Entire Agreement and Conflict with Attachments. This Agreement (including Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect. In the case of any conflict between the body of this Agreement and any of its Attachments, the terms contained in the Attachments will govern.

19.5 Law. This Agreement will be construed and governed by the laws of the State of Oklahoma except the choice of law rules of that State that may require the application of the laws of another jurisdiction.

19.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

19.7 Customer’s Representation. The Customer hereby represents that it intends to remain active in the crude oil business and to continue its historical practices of gathering, transporting, terminalling and storing crude oil on the System.

19.8 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

19.9 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including any limited partners of SemGroup Energy Partners, L.P.) other than the Parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

This Agreement has been executed by the authorized representatives of each Party as indicated below as of the Effective Date.

SemGroup, L.P.

By SemGroup G.P., L.L.C.
Its General Partner

By
Name:
Title:

Eaglwing, L.P.

By SemOperating G.P., L.L.C.
Its General Partner

By
Name:
Title:

SemCrude, L.P.

By SemOperating G.P., L.L.C.
Its General Partner

By
Name:
Title:

SemGroup Energy Partners, L.P.

By SemGroup Energy Partners, G.P. L.L.C.,
Its General Partner

By
Name:
Title:

SemGroup Energy Partners, L.L.C.

By SemGroup Energy Partners Operating, L.L.C.,
Its Sole Member

By SemGroup Energy Partners, L.P.,
Its Sole Member

By SemGroup Energy Partners, G.P. L.L.C.,
Its General Partner

By
Name:
Title:

ATTACHMENT “A”

1.	Customer Notice and Billing Address

SemCrude, L.P.

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

2.	Owner Notice Address

SemGroup Energy Partners L.P.

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

3.	Minimum Use Commitment and Fees for Gathering, Transportation, Delivery, Terminal and Storage Services

(a)	Gathering and Transportation:

(i)	Pipeline

•	Barrels gathered via gathering lines will be charged a gathering rate of $** per Barrel, subject to a minimum amount of throughput equal to ** Barrels per month*, i.e., use or pay.

•	Barrels transported to mainline will be charged:

Within Oklahoma, $** per Barrel, subject to a minimum amount of throughput equal to ** Barrels per month*, i.e., use or pay.

On the Masterson Mainline, $** per Barrel, subject to a minimum amount of throughput equal to ** Barrels per month *, i.e., use or pay.

(ii)	Truck:

•	On Oklahoma trucked Barrels, a charge of $** per Barrel, subject to a minimum amount of trucked Barrels equal to ** Barrels per month*, i.e., use or pay.

**	Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

•	On Kansas trucked Barrels, a charge of $** per Barrel, subject to a minimum amount of trucked Barrels equal to ** Barrels per month*, i.e., use or pay.

•	On Dumas, Texas and Southwest Kansas trucked Barrels, a charge of $** per Barrel, subject to a minimum amount of trucked Barrels equal to ** Barrels per month*, i.e., use or pay.

•	On Dumas, Colorado trucked Barrels, a charge of $** per Barrel, subject to a minimum amount of trucked Barrels equal to ** Barrels per month*, i.e., use or pay.

•	On West Texas trucked Barrels, a charge of $** per Barrel, subject to a minimum amount of trucked Barrels equal to ** Barrels per month*, i.e., use or pay.

•	A trucking unloading charge of $** per Barrel will be charged for deliveries by truck to Owner’s pipeline unloading facilities.

•

In the event that trucking services required by Customer involve the relocation of System assets by the Owner, the Parties agree to reasonably negotiate new Minimum Use Commitments and the per Barrel charges reflecting the relocation of System assets; provided that the total of the new aggregate Minimum Use Commitments for trucking services multiplied by the applicable per Barrel fees shall not be less than the total amount of trucking Minimum Use Commitments originally agreed to by the Parties.

(b)	Terminal and Storage Services:

•	A storage charge of $** per Barrel per month subject to a minimum usage of 80% of the available storage capacity* of Owner’s total storage assets, i.e., use or pay.

•	A delivery charge of $** per Barrel will be charged for deliveries out of the Cushing Interchange Terminal.

(c)	Minimum Use Commitment

The Customer is required to use or pay for various certain minimum amounts of services (“Minimum Use Commitment”) as indicated by “*” in the preceding sections. The Minimum Use Commitment fees will be computed monthly on an individual service basis without any credit for unused services, unless the failure to achieve the Minimum Use Commitment results from Owner’s inability or failure to provide the services, as specified in the Agreement.

**	Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

(d)	Charge for Additional Usage:

To the extent that the Customer uses services in excess of the Minimum Use Commitments set forth above, the Customer shall pay for such services an amount equal to (a) 110% of the base charge per Barrel for such service or (b) a higher amount mutually agreeable to the Parties.

(e)	CPI Index Adjustments of Fees:

Each of the service fees set forth in this Attachment “A” will be subject to adjustment as of the first day of July of each year beginning on July 1, 2008. The fee then in effect will be adjusted by the percentage increase or decrease in the Consumer Price Index- All Urban Consumers for the last calendar year compared to the immediately preceding calendar year as published by the United States Department of Labor, Bureau of Labor Statistics, or any other successor or substitute agency or authority; provided, however, no fee, as adjusted, will ever be less than the original amount of said fee set forth in this Attachment “A”.

(f)	Fuel Surcharge

With respect to the fees charged for transportation of Product by truck, Owner may add a reasonable surcharge to reflect increased fuel costs. The fuel surcharge will be calculated on a monthly basis, using as the base index price, the January 1, 2007 Weekly Retail On-Highway Diesel Prices-Averages All Types for Midwest of $2.53 per gallon as set out in the Energy Information Administration - DOE public website, as follows:

the surcharge will be equal to (x) **% of the base per Barrel charge for each trucking service set forth above multiplied by (y) the number of full $0.05 increases of the applicable Weekly Retail On-Highway Diesel Prices-Averages All Types for Midwest as set out in the Energy Information Administration - DOE public website for the month of delivery over $2.53 per gallon.

4.	Operating Hours

24 Hours per day, 7 days per week.

5.	System

System means and includes all the operating facilities and assets of Owner used to provide services to Customer pursuant to this Agreement, including all of Owner’s trucks, gathering and transportation pipelines, storage tanks and Terminals in Oklahoma, Kansas, Texas and other states where Owner provides services to Customer which operating facilities and assets are owned or leased by the Owner as of the Effective Date as described in the Prospectus dated                          or will be acquired or constructed by the Owner to replace such existing operating facilities and assets.

**	Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

6.	Terminals

Terminal means Owner’s storage facilities, including, in particular, the Cushing Interchange Terminal and the Longview Terminal, where Product is transferred from a pipeline, truck or other transportation facility to a terminal or tank or another pipeline, truck or transportation facility.

7.	Term

The initial term of this Agreement (the “Initial Term”) begins on the Commencement Date and ends December 31, 2014. At the end of the Initial Term, this Agreement will automatically extend for successive periods of one Contract Year each (each such period being an “Extended Term”), unless either Party notifies the other at least twelve Months before the end of the Initial Term or the then-current Extended Term, if any, that it desires to terminate the Agreement effective at the end of the Initial Term or the then current Extended Term, if any. The Initial Term together with all Extended Terms, if any, will be deemed the “Term” of this Agreement. For a period of two years after the termination or expiration of this Agreement, Customer shall have a preferential right to match any bona fide Third Party offer for any gathering, transportation, terminalling or storage services provided to Customer on the same terms and conditions specified in the Third Party offer. Customer shall not be obligated to accept Owner’s offer to provide such services unless Owner agrees to provide the services to Customer on the terms and conditions set forth in the Third Party offer.

ATTACHMENT “B”

For purposes of this Agreement, the term “Product” shall include only the following:

1.	Crude Oil.

2.	Condensates.

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